                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

Direct Subsidiaries

        Leroy's Horse and Sports Place ("Leroy's")

        Leroy's Hotel Corporation ("LHC")

        Computerized Bookmaking Systems, Inc. ("CBS")

        American Wagering Management Company, Inc.

        AWI Keno, Inc. ("AWIK")

        Mega$ports (ACT) Pty Ltd.

Indirect Subsidiaries

        B-P Food Corporation (wholly-owned subsidiary of LHC)

        AWI Sports Systems, Inc. (80% ownership by registrant)

        AWI Hotel Systems, Inc. (51% ownership by registrant)

        Mega$ports, Inc. (50% ownership by CBS)